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                                                                  EXHIBIT 10.44

                     MUTUAL RELEASE AND SETTLEMENT AGREEMENT

         THIS AGREEMENT (this "Agreement"), made and entered into as of January 31, 1997, by and among RESOURCE BANCSHARES MORTGAGE GROUP, INC., a Delaware corporation ("RBMG"); LEE E. SHELTON, an individual resident of the State of South Carolina ("Shelton"); and CONSTANCE P. SHELTON, an individual resident of the State of South Carolina and the wife of Shelton ("Connie Shelton"):


                              W I T N E S S E T H:

         WHEREAS, pursuant to the Term Sheet for RBMG/Shelton Settlement (the "Term Sheet"), agreed on and as of January 24, 1997, between RBMG and Shelton, RBMG and Shelton agreed that the parties hereto would take certain actions in connection with Shelton's resignation of employment from RBMG; and

         WHEREAS, in consideration for the direct and indirect benefits to Connie Shelton to be derived from the payments and other benefits to be provided to Shelton and his family hereunder, Connie Shelton has agreed to take certain actions hereunder;

         NOW, THEREFORE, in consideration of the premises, the mutual promises and releases set forth hereinafter, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all parties hereto, the parties hereto, intending to be legally bound, hereby agree as follows:

         Section 1.  Payment.

         RBMG represents and warrants that, on or about January 31, 1997, RBMG paid to Shelton by wire transfer the following amounts:

         (a) The lump sum of $1,206,098, less withholdings for federal income tax in the amount of $475,858.19, for state income tax in the amount of $84,116.35, for social security in the amount of $1,972.52, for Medicare in the amount of $17,488.42 and for 401(k) Plan contributions in the amount of $4,435.10, for a net payment of $622,227.42. Such lump sum constitutes payment of the bonus for 1996 pursuant to the Employment Agreement (the "Employment Agreement"), dated as of June 3, 1993, as amended by letter agreement dated October 22, 1993, between RBMG and Shelton.



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         (b)      The lump sum of $3,793,902, less withholdings for federal
                  income tax in the amount of $1,502,385.10 and for state income tax in the amount of $265,573.14, for a net payment of $2,025,943.76. Such lump sum constitutes consideration for all other provisions of this Agreement and will be reported to the Internal Revenue Service on Form 1099-MISC as other consideration not subject to social security or self-employment taxes.

         Section 2.  Benefits.

         2.1      Stock Option Agreement.

         (a) Amendments. RBMG and Shelton agree that the Stock Option Agreement between them (the "Option Agreement") (a copy of which is attached as Exhibit 1 hereto) is hereby amended as follows:

                  (1) Paragraph 3(a) of the Option Agreement is hereby deleted.

                  (2) The first sentence of Paragraph 4 of the Option Agreement is hereby deleted and replaced with the following: "The Grantee may transfer this Option in whole or in part to his wife and children for estate planning purposes to the extent permitted by General Instruction A(1)(a) to Form S-8."

                  (3) Paragraph 6 of the Option Agreement is amended to add the following three sentences at and as the conclusion thereof: "The Company will cooperate with a stock broker of Grantee's choice, at Grantee's expense, with respect to the exercise of this Option pursuant to a broker-directed cashless exercise/resale procedure. In particular, and notwithstanding any other provision of this Option (including the remainder of this Paragraph 6, which would otherwise required ten business days' written notice to the Company, specification of the number of shares to be purchased and payment of the total exercise price and withholding by check), the Company will cooperate with Montgomery Securities ('Montgomery'), at Grantee's expense, to exercise this Option in whole or from time to time in part pursuant to Montgomery's 'cashless exercise' program. In furtherance of its agreement to cooperate with Montgomery for Grantee's benefit, the Company will accurately complete, duly execute and deliver to Montgomery (and will deliver a copy of each document to Grantee): (1) forthwith, its 'Certificate of Appointment of Stock Option Coordinator and Authorized Signatory,' in Montgomery's standard form;
                           (2) within two trading days of its receipt, from time to time

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                           from Grantee, via facsimile or otherwise, by the
                           office of the Chief Financial Officer of the Company or other person performing the duties thereof (with a copy delivered, via facsimile or otherwise, to the General Counsel of the Company or other person performing the duties thereof), a 'Notice of Option Exercise and Payment Authorization,' also in Montgomery's standard form, provided that such Notice has been completed accurately by Grantee as to historical facts and payment to the Company; and (3) promptly upon request by either Montgomery or Grantee (and bearing in mind that time is of the essence in such matters), any other document reasonably required by Montgomery in execution of its cashless exercise program."

                  (4) The address of Lee Shelton set forth at page 4 of the Option Agreement is replaced with the following:

                                       109 Shallowbrook Drive
                                   Columbia, South Carolina 29223

                           As amended herein, the Option Agreement will remain in full force and effect.

         (b) Options. RBMG and Shelton agree that as of January 24, 1997, the date of execution of the Term Sheet, Shelton was the owner of record of 257,517 vested options and 171,678 unvested options (such vested and unvested options are hereinafter referred to collectively as the "Options") to purchase RBMG common stock at the adjusted exercise price of $6.12 per share. Shelton will become vested in the unvested Options pursuant to the time schedule set forth in Section 2 of the Option Agreement. The Options will remain exercisable for the remainder of their original ten-year term and will be subject to adjustment for future stock dividends and stock splits notwithstanding Shelton's earlier termination from employment. RBMG will, at its own expense, register the exercise of such Options and the resale of the underlying common stock on Form S-8. RBMG will file such registration statement with the Securities and Exchange Commission ("SEC") not later than March 31, 1997, and such registration will remain in effect until registration is no longer required to permit an unrestricted resale. At Shelton's request, RBMG and Shelton will agree to customary indemnification and cross-indemnification terms and conditions in connection with such registration.


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         2.2 Restricted Stock. RBMG and Shelton agree that, notwithstanding anything to the contrary in the Employment Agreement, the 43,286 shares of Restricted Stock paid to Shelton pursuant to the Employment Agreement will become 100% vested on the date of execution and delivery of this Agreement. The Restricted Stock will be subject to adjustment for future stock dividends and stock splits. RBMG will, at its own expense, register the Restricted Stock for resale on Form S-8. RBMG will file such registration statement with the SEC not later than March 31, 1997, and such registration will remain in effect until registration is no longer required to permit an unrestricted resale. At Shelton's request, RBMG and Shelton will agree to customary indemnification and cross-indemnification terms and conditions in connection with such registration.

         2.3 Rabbi Trust. RBMG promptly processed (and did not deny) Shelton's claim for benefits under his Deferred Compensation Rabbi Trust, dated January 19, 1994. Specifically, RBMG paid Shelton on or about January 31, 1997, by wire transfer, $805,133.63. This amount was determined by deducting from the gross value of the Rabbi Trust of $1,309,236.98 certain bank fees totaling $1,140.11; federal income tax (at a 30% rate) of $392,429.06; state income tax (at a 7% rate) of $91,566.78; and Medicare tax (at a 1.45% rate) of $18,967.40.

         2.4 401(k) Plan/Phantom 401(k) Plan. RBMG agrees Shelton will be eligible to make his own individual contribution in 1997 to RBMG's 401(k) Plan (the "401(k) Plan"). Shelton has elected to participate in the 401(k) Plan in 1997. Shelton's contribution for 1997 will be paid by Shelton and will be made through withholding by RBMG of $4,435.10 from the lump sum payment to be made to Shelton pursuant to Section 1. All 401(k) Plan and Phantom 401(k) Plan benefits will be paid to Shelton in accordance with the governing plan documents.

         2.5 Benefit Plans. RBMG will permit Shelton and his family to participate in any and all employee benefit plans (including, without limitation, health insurance plans) through January 31, 1997. Shelton will have rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") after January 31, 1997. RBMG will send Shelton the notices required under COBRA.

         2.6 Life and Disability Insurance. RBMG will continue to pay all premiums due through January 31, 1997 on the life and disability insurance policies in effect as of January 24, 1997 for Shelton. RBMG will not be required to make any payments otherwise due thereon after January 31, 1997.

         2.7 Pension Plan/Pension Restoration Plan. RBMG will consider Shelton an employee for pension plan and pension restoration plan purposes through January 31, 1997. RBMG will provide Shelton with a written pro forma analysis of the benefits payable to him under his pension and pension restoration plans (assuming retirement at either age 55 or 65), as well as a written description of the alternatives available to him under such plans.


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         2.8 Employment Agreement. RBMG and Shelton hereby mutually rescind the
Employment Agreement. Shelton will not be eligible for, or accrue any interest in, any bonus from RBMG in 1997 or thereafter. RBMG has paid Shelton $16,883.00 (which, after deductions, was $6,303.03) as his final salary payment for the time period ending January 31, 1997, and $7,791.85 (which, after deductions, was $4,046.48) as payment for his accrued but unused vacation.

         2.9 Documents; Personal Property. Promptly after January 31, 1997, Shelton will return to RBMG all documents (including all copies) relating to his employment (as employee, officer and director) which he created, received, or obtained in connection with his employment with RBMG and any companies controlling, controlled by or under common control with, RBMG ("Affiliates"), as well as all property belonging to RBMG and Affiliates, other than (1) documents relating to this settlement and the underlying dispute, and (2) documents that are Shelton's personal property. The Affiliates include, without limitation, those entities listed in Exhibit 2 hereto. Promptly after January 31, 1997, RBMG will deliver to Shelton all of his personal property which remains on the premises of RBMG or Affiliates.

         Section 3.  References and Announcements.

         RBMG and, by their execution of the Intervention to this Agreement, the directors of RBMG covenant not to expressly or implicitly disparage, slander, defame, libel, or malign Shelton or Connie Shelton or their attorneys with respect to the services that they performed in connection with this settlement and the underlying dispute. For purposes hereof, the "attorneys" of Shelton and Connie Shelton include Stephen G. Morrison, James C. Gray, Claude S. Scarborough, David E. Dukes, Kenneth E. Young, Patrick Daugherty and Nelson Mullins Riley & Scarborough, L.L.P.; Gaston H. Gage, James Y. Preston, William
P. Farthing, Jr., Jonathan M. Crotty and Parker, Poe, Adams & Bernstein, L.L.P.; Michael F. Pezzulli and Pezzulli & Associates; Professor Dennis R. Nolan; John
F. Olson and John H. Sturc and Gibson, Dunn & Crutcher LLP; Allen W. Groves and Glass, McCullough, Sherrill & Harrold; and George Hunter McMaster and Tompkins and McMaster; together with each past or present partner, shareholder or employee of every such law firm who at any time provided legal services, or assisted in the provision of legal services, to Shelton or Connie Shelton. Edward J. Sebastian, as Chairman and Chief Executive Officer of RBMG, will provide Shelton with a signed letter of reference in the form of Exhibit 3 hereto. Notwithstanding any other provision of this Agreement, RBMG will not state or imply that Shelton had any undischarged responsibility (legal or otherwise) at or in connection with Intercounty Mortgage, Inc. Shelton agrees that the press release attached as Exhibit 4 and the announcement to employees and others attached as Exhibit 5 are satisfactory and acceptable. All other similar announcements or statements made to RBMG employees, financiers, regulators and others will be consistent with Exhibits 4 and 5. Neither Shelton nor Connie Shelton will expressly or implicitly disparage, slander, defame, libel, or malign RBMG or the Affiliates or any of their respective officers, directors, employees, attorneys, or other representatives or the spouses of such individuals (collectively the "Associates"). The Associates include, without limitation, those individuals listed in Exhibit 6 hereto. Notwithstanding

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anything herein to the contrary, it is understood that RBMG and Shelton may each provide truthful testimony in response to a valid subpoena or governmental inquiry, but in no event will RBMG state or imply that Shelton had any undischarged responsibility (legal or otherwise) at or in connection with Intercounty Mortgage, Inc.

         Section 4.   Release and Covenant Not To Assert Claims.

         4.1 RBMG. RBMG agrees that this Agreement constitutes a complete, final, and binding settlement, release, and covenant not to sue by RBMG with respect to all liabilities, claims, allegations, and causes of action whatsoever, known or unknown, suspected or unsuspected, that RBMG has against Shelton or Connie Shelton as of the date of execution of this Agreement, including, but not limited to, all claims arising out of any contracts, agreements (including, without limitation, the Employment Agreement, any deferred compensation plans, and all other benefit and insurance agreements, plans and trusts), or employment relationships or termination thereof, currently in force or contemplated, between Shelton and RBMG and between Shelton and any one or all of the Affiliates or Associates. RBMG further releases and covenants not to sue the attorneys of Shelton and Connie Shelton listed in Section 3, provided, however, that RBMG does not release any claims of malpractice it may have against Parker, Poe, Adams & Bernstein; Glass, McCullough, Sherrill & Harrold; and any past or present partners of those firms who performed or were expected to perform legal services for RBMG; provided further, however, that RBMG does release and does covenant not to sue any and all of the foregoing insofar as any and all such claims of malpractice are based upon fees and expenses previously paid by RBMG or asserted conflicts of interest. This release does not apply to any claim for breach of the obligations set forth in this Agreement.

         4.2 Shelton and Connie Shelton. Shelton and Connie Shelton, jointly and severally, agree that this Agreement constitutes a complete, final, and binding settlement, release, and covenant not to sue with respect to all liabilities, claims, allegations, and causes of action whatsoever, known or unknown, suspected or unsuspected, either of them has against RBMG, Affiliates and Associates as of the date of execution of this Agreement, including, but not limited to, (a) all claims arising out of, or amounts payable pursuant to, any contracts, agreements (including, without limitation, the Employment Agreement, any deferred compensation plans, and all other benefit and insurance agreements, plans and trusts), or employment relationships or termination thereof, currently in force or contemplated, between Shelton and RBMG, and between Shelton and any one or all of the Affiliates or Associates (including, without limitation, any claim arising under the Age Discrimination in Employment Act of 1967 ("ADEA"), 29 U.S.C. ss. 621. et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. ss. 201, et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. ss. 301, et seq.; any claims which have been or might be filed by either of them with the Equal Employment Opportunity Commission or with any other federal, state or local court, agency or commission); (b) all claims with respect to attorneys' fees, costs, and expenses for or by any and all attorneys who have represented either of them or with whom either of them has consulted or who have done anything in connection with the subject matter of this Agreement or any claims herein released or

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otherwise; (c) all claims for any and all legal and equitable remedies, relief, and results, including but not limited to salary, bonus, options, benefits, allowances, back pay, front pay, liquidated damages, punitive damages, compensatory damages, tort damages, contract damages, loss of consortium, interest, restitution, expenses, costs, declaratory judgment, injunctive relief, and hiring, employment, reemployment, recall or reinstatement; excluding, however, any claim either of them may have against Price Waterhouse relative to the engagement of Price Waterhouse by either of them to perform tax, accounting or other personal services. Shelton and Connie Shelton understand and agree, jointly and severally, that their releases of RBMG, Affiliates and Associates in this Agreement will be deemed to be a release as to each and all of RBMG, Affiliates and Associates collectively, separately, and severally. This release does not apply to any claim for breach of obligations set forth in this Agreement.

         Section 5.   Waiver Valid Notwithstanding Discovery of New Facts.

         RBMG, Shelton and Connie Shelton each acknowledge that they may hereafter discover facts different from or in addition to those which they now know or believe to be true with respect to the potential claims released and agree that, in such event, this Agreement will nevertheless be and remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof.

         Section 6.  Resignation.

         On January 24, 1997, Shelton resigned as an officer and member of the Board of Directors of RBMG. Shelton will remain on paid administrative leave until January 31, 1997. Shelton hereby voluntarily resigns as of January 31, 1997 as an employee of RBMG, and, to the extent applicable, as an employee, officer and director of all Affiliates. Shelton agrees to execute all documents required by RBMG or Affiliates, government agencies and other entities which are necessary to effectuate his resignation as an employee, officer and director of RBMG, and, to the extent applicable, as an employee, officer, and director of all Affiliates. Shelton hereby covenants and agrees that he will not now or in the future, at any time or in any place whatsoever, ask RBMG or Affiliates about, seek, or apply for employment with RBMG or Affiliates, or their respective successors and assigns.

         Section 7.  Covenant Not To Assist Others Pursuing Claims.

         Shelton covenants and agrees that, except under compulsion of law, he will not counsel or assist others in pursuing claims, administrative charges or causes of action against RBMG, Affiliates or Associates, whether those claims are on behalf of himself or others, except that (a) Shelton may respond to questions posed to him and otherwise provide information requested of him in any investigation, whether formal or informal, conducted by a federal or state criminal law enforcement agency, it being represented and warranted by Shelton that he has not taken and will not take any action to cause or encourage the initiation or

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continuation of any such investigation, it being understood that responding truthfully to questions posed to him or otherwise providing truthful information requested of him shall not be deemed to constitute encouragement, and (b) Shelton may counsel and assist his own personal attorney in pursuing his own individual civil claims and causes of action arising in the future against RBMG, Affiliates and Associates to the extent that such claims are not released or discharged by this Agreement. Shelton may provide truthful testimony in response to a valid subpoena.

         Section 8.  Mutual Consent, No Liability, and Confidentiality.

         RBMG, Shelton and Connie Shelton mutually acknowledge and recognize that the terms set forth in this Agreement are based on a mutual decision by all parties to resolve any and all claims, contentions, and causes of action without the time and expense of contested litigation and that the terms of this Agreement are in no way an admission or implication of any wrongdoing by RBMG, Affiliates, Associates, Shelton or Connie Shelton. Accordingly, Shelton and Connie Shelton agree, jointly and severally, that neither of them nor anyone on their behalf will publicize, discuss or reveal the existence of this Agreement or its terms with or to anyone (including, but not limited to, any news media) other than their immediate family and legal and tax advisors, unless compelled to do so by law. If either Shelton or Connie Shelton shall determine (upon advice of counsel) that disclosure of any such information is at any time compelled by law, then, prior to making such disclosure, Shelton or Connie Shelton, as the case may be, shall provide written notice to Edward J. Sebastian, Chief Executive Officer of RBMG, or his successor, in order that RBMG might seek a protective order safeguarding the confidentiality of such information to the extent possible.

         Section 9.  Confidential Business Information.

         Shelton acknowledges that he had access to certain information related to the business, operations, future plans and customers of RBMG and Affiliates, the disclosure or use of which could cause RBMG and Affiliates substantial losses and damages. Accordingly, Shelton further represents, covenants and agrees that he has kept, and that he will keep, confidential all information and documents furnished to him by or on behalf of RBMG or Affiliates and not use the same to his advantage, except to the extent such information or documents are or thereafter become lawfully obtainable from public sources or are in the public domain through no fault on his part. Shelton further covenants and agrees that he will not discuss any information, whether confidential or public, concerning RBMG, Affiliates or Associates with FHLMC, FNMA, GNMA, FHA or VA, except under compulsion of law.


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         Section 10.  Nonsolicitation.

         Shelton acknowledges that he had extensive contacts with employees of RBMG and Affiliates. Accordingly, Shelton covenants and agrees that, for two years following the date of execution of this Agreement, he will not, directly or indirectly, either for himself or for any other party, (a) recruit or attempt to recruit any of the employees of RBMG or Affiliates who at that time are employed by RBMG or Affiliates, or (b) otherwise interfere with the relationship of RBMG or Affiliates with any such employees. Shelton acknowledges that the restrictions imposed by this Section are fair and reasonable and are reasonably required for the protection of RBMG and Affiliates. If any part of this Section will be held to be unenforceable or invalid, then the remaining parts thereof will nevertheless continue to be valid and enforceable as though the invalid portion or portions were not a part hereof. If any of the provisions of this Section will be deemed to exceed the maximum period of time or coverage which a court of competent jurisdiction would deem enforceable, then the time or coverage will, for the purposes of this Section, be deemed to be the maximum time period and coverage enforceable in the state in which such court of competent jurisdiction will be convened.

         Section 11.  Indemnification.

         Shelton and Connie Shelton, jointly and severally, agree and covenant that, in the event of a breach of this Agreement through the filing of any lawsuit, charge or request for arbitration or mediation in any jurisdiction by Shelton or Connie Shelton with respect to any claim released by this Agreement, Shelton and Connie Shelton, jointly and severally, will hold RBMG, Affiliates and Associates harmless and reimburse all of them for the full amount of any and all expenses, including costs and attorneys' fees, associated with defending such action. RBMG agrees that, in the event of a breach of this Agreement through the filing of any lawsuit, charge, or request for arbitration or mediation in any jurisdiction by RBMG with respect to any claim released by this Agreement, RBMG will hold Shelton and Connie Shelton harmless and reimburse them for the full amount of any and all expenses, including costs and attorneys' fees, associated with defending such action.

         Section 12.  No Prior Assignment.

         (a) RBMG. RBMG hereby represents and warrants that RBMG has not heretofore assigned or transferred or purported to assign or transfer to any person or entity any claim or matter herein released, disclaimed, discharged or terminated by RBMG. In the event of such assignment or transfer of any claims or other matters herein released, disclaimed, discharged or terminated, RBMG agrees to indemnify and hold harmless Shelton and Connie Shelton from and against any liability or loss, and for any cost or expense, including attorneys' fees, or judgment or settlement arising out of or occasioned by any such assignment or transfer.


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         (b)      Shelton and Connie Shelton. Shelton and Connie Shelton,
                  jointly and severally, hereby represent and warrant that neither of them has heretofore assigned or transferred or purported to assign or transfer to any person or entity any claim or matter herein released, disclaimed, discharged or terminated by Shelton or Connie Shelton. In the event of such assignment or transfer of any claims or other matters herein released, disclaimed, discharged or terminated, Shelton and Connie Shelton, jointly and severally, agree to indemnify and hold harmless RBMG, Affiliates and Associates from and against any liability or loss, and for any cost or expense, including attorneys' fees, or judgment or settlement arising out of or occasioned by any such assignment or transfer.

         Section 13.  ADEA Waiver.

         Shelton hereby acknowledges and represents that he has had the opportunity to take a period of at least 21 days to consider the terms of this Agreement. RBMG has advised Shelton in writing to consult with an attorney prior to executing this Agreement. Shelton has had the benefit of the advice of an attorney of his choosing prior to executing this Agreement. Shelton has received good and valuable consideration to which he is otherwise not entitled in exchange for his execution of this Agreement.

         Section 14.  No Coercion; Understanding; Consultation with Attorney.

         Shelton and Connie Shelton acknowledge they have consulted with their own attorney, and acknowledge and agree, jointly and severally, that executing this Agreement was done knowingly and voluntarily and was not the result of duress, coercion, or mistake of law or fact. Shelton and Connie Shelton further covenant and agree, jointly and severally, that they have read and fully understand the contents and the effect of this Agreement. Shelton and Connie Shelton accept each and all of the terms, provisions, and conditions of this Agreement, and do so voluntarily and with full knowledge and understanding of the contents, nature, and effect of this Agreement.

         Section 15.  Miscellaneous.

         15.1 Entire Agreement. This Agreement (including the Exhibits referred hereto herein) constitutes the sole understanding of the parties hereto with respect to the subject matter hereof. Except as otherwise expressly provided herein, this Agreement supersedes all prior agreements and understandings related to the subject matter hereof (including, without limitation, the Term Sheet and the Employment Agreement). There are no agreements, written or oral, express or implied, between the parties hereto, concerning the subject matter hereof, except the agreements referred to in this Agreement. Each of Shelton and Connie Shelton agrees, jointly and severally, that such party has not relied on any representations, promises or agreements of any kind made to such party in connection with this Agreement except those expressly set forth in this Agreement.

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No amendment of this Agreement shall be binding unless made in writing and duly executed by the party to be bound thereby.

         15.2 Parties Bound by Agreement. The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon RBMG and its successors and assigns and Shelton and Connie Shelton and their respective heirs and assigns. Without the prior written consent of the other parties, no party hereto may assign such party's rights, duties or obligations hereunder or any part thereof to any other person or entity; provided, however, that this Agreement will automatically inure to the benefit of any successor to RBMG and to the respective heirs of Shelton and Connie Shelton. The parties agree that the Affiliates and Associates and the attorneys listed in Section 3 are intended to be third party beneficiaries of this Agreement.

         15.3 As of January 24, 1997, the date the Term Sheet for the RBMG/Shelton Settlement was executed, RBMG represents and warrants to Shelton that (i) there existed no material nonpublic information concerning RBMG or the market for its stock (other than (a) the information included in the Term Sheet and (b) RBMG's financial results for 1996), and (ii), without limiting the generality of the foregoing, RBMG knew of no material nonpublic information concerning Intercounty Mortgage.

         15.4 Counterparts: This Agreement may be executed in one or more counterparts, each of which will for all purposes be deemed to be an original and all of which shall constitute the same instrument.

         15.5 Headings. The headings of the Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

         15.6 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or will constitute a waiver of any other provisions hereof.

         15.7 Notices. Any notice or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered by courier or by telecopy transmission or sent by any express mail service, postage or fees prepaid,


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                  If to RBMG, any Affiliate or any Associate:

                  Resource Bancshares Mortgage Group, Inc.
                  7909 Parklane Road
                  Columbia, South Carolina   29223
                  Attention: Mr. Edward J. Sebastian
                             Chairman and Chief Executive Officer

                  Telecopy No.: 803-741-3586

                  If to Shelton or Connie Shelton:

                  Lee E. Shelton
                  109 Shallowbrook Drive
                  Columbia, South Carolina 29223

                  With a copy (which shall not constitute notice) to:

                  Patrick Daugherty, Esq.
                  Nelson Mullins Riley & Scarborough, L.L.P.
                  NationsBank Corporate Center
                  Charlotte, North Carolina 28202

or at such other address or number for a party as shall be specified by like notice. Any notice which is delivered in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent.

         15.8 Construction. This Agreement shall be construed in accordance with and governed by the laws of the State of South Carolina. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority or by any board of arbitrators by reason of such party or its counsel having or being deemed to have structured or drafted such provision. Unless otherwise expressly provided herein, all references in this Agreement to Section(s) or Exhibit(s) will refer to the Section(s) or Exhibit(s) of this Agreement.

         15.9 Attachments. The following Exhibits are attached to this Agreement and are incorporated in this Agreement by this reference:



                  Exhibit 1         -       Option Agreement
                  Exhibit 2         -       List of Affiliates
                  Exhibit 3         -       Reference Letter
                  Exhibit 4         -       Press Release
                  Exhibit 5         -       Announcement To Employees
                  Exhibit 6         -       List of Associates

         15.10 Additional Actions and Documents. Each of the parties hereto hereby agrees to take or cause to be taken, for no additional consideration, such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, as may be necessary or as may be reasonably requested in order to effectuate fully the purposes, terms and conditions of this Agreement.

         15.11 Expenses. Except as otherwise provided in this Agreement, the parties hereto shall each pay their own respective costs and expenses in connection with this Agreement and the matters contemplated by this Agreement. It is specifically understood and agreed that RBMG shall not pay (and shall not be obligated to pay) to the attorneys of Shelton or Connie Shelton (including, without limitation, the attorneys named in Section 3) any of the respective fees or expenses of such attorneys, whether or not such attorneys have previously submitted invoices therefor.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above first written.

                          RESOURCE BANCSHARES MORTGAGE
                                   GROUP, INC.


Executed before me this                By: ____________________________________
____ day of ________, 1997:                Edward J. Sebastian,
                                           Chairman and Chief Executive Officer


----------------------------
Notary Public


My Commission Expires:

----------------------------


Executed before me this                        __________________________
____ day of ________, 1997:                    Lee E. Shelton


----------------------------
Notary Public


My Commission Expires:

----------------------------


Executed before me this                        __________________________
____ day of ________, 1997:                    Constance P. Shelton


----------------------------
Notary Public


My Commission Expires:

----------------------------

                                  INTERVENTION

         The undersigned persons, each in his capacity as a director of Resource Bancshares Mortgage Group, Inc. ("RBMG"), hereby consent to the Mutual Release and Settlement Agreement (the "Agreement"), dated as of January 31, 1997, among RBMG, Lee E. Shelton and Constance P. Shelton.


                        DIRECTORS OF RESOURCE BANCSHARES
                              MORTGAGE GROUP, INC.


Executed before me this                        __________________________
____ day of ________, 1997:                    John C. Baker

----------------------------
Notary Public


My Commission Expires:

----------------------------


Executed before me this                        __________________________
____ day of ________, 1997:                    Stuart M. Cable


----------------------------
Notary Public


My Commission Expires:

----------------------------


Executed before me this                        __________________________
____ day of ________, 1997:                    John W. Currie


----------------------------
Notary Public


My Commission Expires:

----------------------------

Executed before me this                        __________________________
____ day of ________, 1997:                    Boyd M. Guttery


----------------------------
Notary Public


My Commission Expires:

----------------------------


Executed before me this                        __________________________
____ day of ________, 1997:                    David W. Johnson, Jr.(1)


----------------------------
Notary Public


My Commission Expires:

----------------------------

(1) This consent by David W. Johnson, Jr. shall also serve as his consent to the Agreement as contemplated by Section 17 of the Employment Agreement, dated June 3, 1993, as amended by letter agreement dated October 22, 1993, between RBMG and David W. Johnson, Jr.

Executed before me this                        __________________________
____ day of ________, 1997:                    Edward J. Sebastian


----------------------------
Notary Public


My Commission Expires:

----------------------------


Executed before me this                        __________________________
____ day of ________, 1997:                    John O. Wolcott


----------------------------
Notary Public


My Commission Expires:

----------------------------

                                    EXHIBIT 1

                                OPTION AGREEMENT

                                    EXHIBIT 2

                                   AFFILIATES


Any company controlling, controlled by or under common control with Resource Bancshares Mortgage Group, Inc. including, without limitation, the following:

Intercounty Mortgage, Inc.
Resource Bancshares Corporation
Laureate Capital Corp.
Laureate Realty Services, Inc.
TPF Funding, Inc.
TPF Funding, Inc. II
Resource Processing Group, Inc.

                                    EXHIBIT 3

                                REFERENCE LETTER

                                    EXHIBIT 4


Resource Bancshares Mortgage Group, Inc.
Steven F. Herbert
(803) 741-3539


Distribution Instructions: Southeast and IRW and Local
Circuit: Southeast
Time of Release: 5:00 PM
COLUMBIA, SC, January 31, 1997/PRNewswire/--(NASDAQ: REMMI)


                  RESOURCE BANCSHARES MORTGAGE GROUP ANNOUNCES
                        THE RESIGNATION OF LEE E. SHELTON

         Resource Bancshares Mortgage Group, Inc. (the "Company") (NASDAQ:REMI), today announced the resignation of Lee E. Shelton, Vice Chairman and Managing Director, to pursue opportunities outside the Company.

         Edward J. Sebastian, Chairman of the Board and Chief Executive Officer, said, "I would like to compliment Lee for his vital participation in growing the Company from its infancy through an initial public offering and secondary offering -- both highly successful -- to its present position as one of the top mortgage companies in the country. The Board of Directors and I are deeply appreciative of Lee's significant contributions and we wish him the very best in his future endeavors."

                                     * * * *

         Resource Bancshares Mortgage Group, Inc., is engaged in the business of mortgage banking, which primarily consists of the origination, purchase, sale and servicing of residential, single-family, first mortgage loans and the purchase and sale of servicing rights associated with such loans. According to the January 27, 1997, issue of Inside Mortgage Finance, the Company was the eleventh largest mortgage originator in the country in 1996. As of December 31, 1996, the Company employed 1,027 people.

         CONTACT: Steven F. Herbert, Chief Financial Officer, Resource Bancshares Mortgage Group, Inc. (803) 741-3539.

                                    EXHIBIT 5

                                  ANNOUNCEMENT

                             [SAME AS PRESS RELEASE]

                                    EXHIBIT 6

                                   ASSOCIATES

Charles E. Williams
Peter Roth
Dwight Galloway
Charles W. Randall, III
Gary Bruce Thomas
H.J. Upchurch, Jr.
Joseph A. Shaffer
Thomas S. Dennard
Angelo R. Palombi
R. Dean Dougherty
L. Dale Savage
Frank Piccolo
John A. Brasher
Price Waterhouse

Barbara G. McQuillan, Cynthia S. Turnipseed, Celeste T. Jones, Elizabeth B. Anders, Edwin W. Johnson, III, James C. Siokos, Jonathan H. Nason, Richard J. Morgan, Reginald W. Belcher, Stephen D. Searcy and McNair Law Firm, P.A., together with each past or present partner, shareholder, counsel or employee of such law firm who at any time provided legal services, or assisted in the provision of legal services, to Resource Bancshares Mortgage Group, Inc. ("RBMG") or the Affiliates (as defined in the Mutual Release and Settlement Agreement to which this Exhibit is attached); Russell B. Richards, William A. Clineburg, Jr., Scott G. Blews, and King & Spalding, together with each past or present partner, counsel, associate, or employee of such law firm who at any time provided or assisted in providing legal services to RBMG or the Affiliates; and any other past or present officer, director, employee, attorney or other representative of RBMG or the Affiliates and the spouses of the individuals listed on this Exhibit.


                                       24